NASCAR Holdings, Inc.

November 8, 2018

Board of Directors
International Speedway Corporation
One Daytona Boulevard
Daytona Beach, FL 32114

Dear Members of the Board:

NASCAR Holdings, Inc. (“NASCAR”) is pleased to submit this non-binding proposal to acquire all of the outstanding shares of Class A common stock and Class B common stock of International Speedway Corporation (“ISC” or the “Company”) that are not owned by the controlling shareholders of NASCAR (the “Family Stockholders”), for a purchase price of $42.00 per share, in cash, for each such share of ISC Class A common stock and ISC Class B common stock (our “Proposal”).

We believe that our Proposal reflects an attractive value to ISC’s public shareholders. Specifically, $42.00 per share represents a premium of 14% to the 30-day volume-weighted average price per share of $36.91.

Moreover, our Proposal provides ISC’s public shareholders with immediate liquidity, substantially reduces downside risk to existing ISC shareholders, and creates certainty of value at an attractive premium to the current share price.

Given our familiarity with ISC, and for the additional reasons set forth below, we believe we represent the best-positioned party to continue to develop motorsports in the future. Members of the Family Stockholders and/or their ancestors founded ISC in 1953 and have been involved with the management and operation of the Company since its inception. As you know, the Family Stockholders continue to beneficially own on a collective basis a significant equity interest in, and control over 50% of the voting power of, ISC.

We believe the industry would benefit from structural change in order to best position the sport on a going forward basis. This will require significant time, effort, and investment. We believe that this transformation will be best undertaken as a private company. Moreover, we believe that the consolidation of the ownership of ISC and NASCAR, as private companies guided by the Family Stockholders, is in the best interests of all constituents of the sport and will position motorsports for long-term success and viability.

Our Proposal is subject to the approval of the Company’s Board of Directors and the negotiation and execution of mutually acceptable definitive transaction documentation. It is our expectation that ISC’s Board of Directors will appoint a special committee of independent directors to consider our Proposal and make a recommendation to the Company’s Board of Directors. We will not move forward with the Proposal unless it is approved by such a special committee, as advised by independent legal and financial advisors, as well as by a majority of the independent members of the Company’s Board of

Directors. In addition, our Proposal will be subject to a non-waivable condition requiring the approval of a majority of the aggregate voting power represented by the shares of Class A common stock and Class B common stock not owned by the Family Stockholders, voting together as a single class. Definitive transaction documents related to our Proposal would not be subject to any financing conditions, and Goldman Sachs & Co. LLC has advised us that it is highly confident of its ability to arrange 100% of the financing required with respect to our Proposal. Finally, given the Family Stockholders’ existing controlling stake in and history with the Company, we will need to perform only limited additional due diligence prior to executing definitive documentation. We are prepared to quickly provide to the special committee’s advisors a list of our key diligence areas.

In considering this Proposal, you should be aware that, in the Family Stockholders’ capacity as shareholders of the Company, the Family Stockholders are interested only in a transaction that achieves the results outlined above in respect of the shares of ISC common stock not already owned by them and, as such, have no interest in selling any shares of ISC common stock owned by them. The Family Stockholders would not expect, in their capacity as shareholders of ISC, to vote in favor of any alternative sale, merger or other extraordinary corporate transaction involving the Company. Rather, we want to re-invest in the sport and the industry and believe we are best positioned to do so. We note that neither the failure of a special committee to recommend a transaction nor the failure of ISC’s public shareholders to approve a transaction would adversely affect the Family Stockholders’ on-going relationship with the Company. The Family Stockholders intend to remain as long-term shareholders under such circumstances.

Please be aware that this Proposal is an expression of interest only, and we reserve the right to withdraw or modify our proposal in any manner at any time. No legal obligation with respect to the Proposal or any other transaction shall arise unless and until execution of mutually acceptable definitive transaction documentation between us and the Company.

In connection with this proposal, we have engaged Goldman Sachs & Co. LLC as our financial advisor and Baker Botts L.L.P. as our legal advisor, and BDT & Company is serving as a financial advisor to the France family. We expect the special committee to retain its own independent legal and financial advisors to assist in its review of our Proposal. We and our advisors look forward to working with the special committee and its advisors to expeditiously negotiate and consummate a mutually acceptable transaction. We are available at your convenience to discuss any aspects of our Proposal and this important transaction.

[Signature page follows.]

Sincerely,

NASCAR Holdings, Inc.

By: /s/ James C. France_________
Name: James C. France
Title:    Chief Executive Officer

By: /s/ Lesa France Kennedy _____
Name:    Lesa France Kennedy
Title:    President

cc:    John R. Saunders, President, International Speedway Corporation
Michael A. Gold, Saul Ewing Arnstein & Lehr LLP